Exhibit 10.2

[LETTERHEAD]
[LOGO]

May 1, 2007

C. Eric Winzer
118 Mariam Pass
Middletown, MD 21769

Dear Eric:

On behalf of Avalon Pharmaceuticals, Inc. I am pleased to offer you the following position as an employee of the Company:

Job Title:
Executive Vice President & Chief Financial Officer

Reporting to:
Kenneth C. Carter, President & CEO

Starting Date:
July 2, 2007

Initial Starting Salary:
$280,000 per annum, subject to adjustment from time to time in the Company’s discretion

Classification:
Exempt

Equity:
Subject to the approval of the Compensation Committee of the Company’s Board of Directors, the Company will grant you options for 120,000 shares of Avalon Pharmaceuticals, Inc. Common Stock under the Company’s Stock Option Plan. These options will vest over a four (4) year period, effective the date of grant. The options will be available to you retroactively only upon the successful completion of the 90-day Introductory Period. The terms and conditions for any options will be those in the Company’s Plan, or as set by the Board.

Bonus Plan:
Eligibility and distribution of bonus is based on the achievement of corporate and individual objectives in accordance with the approved Avalon Pharmaceuticals Compensation Plan. You will be eligible for a bonus up to 35% of your base pay depending upon the completion of the approved goals.

Benefits:
The Company provides a comprehensive benefits program, which includes standard medical and dental benefits, long- and short-term disability coverage, a 401(K) plan with a match of 50% of the first 6% employee contribution, and Employee Assistance Program, and a flexible benefits plan. Paid time off is also available to all employees. You are eligible for the Executive leave program. These programs will be provided in accordance with the terms and conditions set forth in each plan, and are subject to change at the Company’s discretion. Provided that underwriting approves your application, you will also receive benefit of Avalon’s salary continuation plan for executives.

Termination:
Upon termination for any reason, the Company shall pay you within two weeks of such termination, your current base salary earned through the termination date, plus accrued vacation, if any, and other benefits or payments, if any, to which you are entitled as provided in accordance with the terms and conditions of such benefit plan. In the event you are terminated by the Company after the 90-day Introductory Period without “Cause” (as hereinafter defined), or if you terminate your employment with the Company for “Good Reason” (as hereinafter defined), the Company shall (i) immediately vest one half (1/2) of any shares granted to you under the Company’s stock option plans that have not vested as of the date of your termination; (ii) pay you a lump sum severance payment equal to six months of your base salary as in effect at the time of termination (twelve months in the event such termination is without Cause or for Good Reason within eighteen months after a Change in Control (as hereinafter defined)); (iii) provide you with outplacement services; and (iv) reimburse you for premiums you pay for health care insurance under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), for the same level of coverage that you maintain at the time of your termination, for a period up to six months (twelve months in the event such termination is without Cause or for Good Reason within eighteen months after a Change in Control) following termination, provided you elect COBRA coverage. The Company’s reimbursement obligation will end immediately if you become eligible to obtain health care insurance from any other employer during the payment period. You shall not be required to mitigate damages by seeking employment elsewhere. If you are terminated with cause, the Company shall pay you only your current base salary earned through the termination date, plus accrued vacation, if any, to which you are entitled as provided in accordance with the terms and conditions of such benefit plan.

“Cause” shall include (i) your conviction of a felony, either in connection with the performance of your obligations to the Company or otherwise, which adversely affects your ability to perform such obligations or materially adversely affects the business activities, reputation, goodwill or image of the Company, (ii) your willful disloyalty, deliberate dishonesty, breach of fiduciary duty to the company (iii) your breach of the terms of this Agreement, or your failure or refusal to use your best efforts to carry out any material tasks that do not violate any other term of this agreement, provided such tasks are assigned to you by the Company in accordance with the terms hereof, which breach or failure continues for a period of more than thirty (30) days after your receipt of written notice thereof from the Company, (iv) the commission by you of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company known to you or contained in a policy and procedure manual provided to you which results in material loss, damage or injury to the Company, or (v) the material breach by you of any of the material provisions of the Confidentiality Assignment of Inventions and Non-Competition Agreement.

Termination of your employment by you shall constitute termination for “Good Reason” if such termination occurs (a) within eighteen months of a “Change in Control” (as hereinafter defined) (b) within three months of a material diminution in your responsibilities as Executive Vice President & CFO, provided that such diminution is not in connection with the termination of your employment for Cause, (c) within three months of your principal work location changing to be more than 50 miles from your then current residence; or (d) in the event you should die while an employee of the Company. The Company shall notify you, within 10 days of receipt of your notice of intent to terminate your employment for Good Reason, if the Company disagrees with your intent to terminate pursuant to this paragraph.

A “Change in Control” shall be deemed to have occurred if either: (i) any “person” (including, without limitation, any individual, sole proprietorship, partnership, trust, corporation, association, joint venture, or other entity, whether or not incorporated), or “group” of persons (as such terms are used in Sections 13(d) and14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), becomes, after the date hereof, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; (ii) during any two (2) year period, individuals who constitute the Board of Directors at the beginning of such period, together with any new directors elected or appointed during the period whose election or appointment resulted from a vacancy on the Board of Directors caused by the retirement, death, or disability of a director and whose election or appointment was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period, cease for any reason to constitute a majority of the Board of Directors; (iii) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person; (iv) the Company consolidates with, or merges with or into another entity, or any entity consolidates with, or merges with or into, the Company (a “Merger”), in which the owners of outstanding voting stock of the Company immediately prior to such Merger do not represent at least a majority of the voting power in the surviving entity after the Merger; or (v) the stockholders of the Company approve a plan of liquidation or dissolution.

Should the Company be the subject of a Change in Control, the Company shall immediately vest (i) in the event such Change in Control takes effect prior to the first year anniversary of your Start Date, one-quarter (1/4) of all shares and options granted to you that have not vested as of the date the Change in Control takes effect; (ii) in the event such Change in Control takes effect on or after the first year anniversary of your Start Date and prior to the second year anniversary of your Start Date, one-half (1/2) of all shares and options granted to you that have not vested as of the date the Change in Control takes effect; and (iii) in the event such Change in Control takes effect on or after the second year anniversary of your Start Date, all shares and options granted to you that have not vested as of the date the Change in Control takes effect.

Conflict:
You hereby acknowledge that you are not a party to any agreement that in any way prohibits or imposes any restrictions on your employment with the Company, and your acceptance hereof will not breach any agreements to which you are a party.

Employment Requirements And Period:
If you accept this position, you will be an employee at will, meaning you are not obligated to remain employed at the Company for any specific period of time. Likewise, the Company is not obligated to employ you for any specific period.

Other Provisions:
Employment will be contingent upon your signing the Avalon Pharmaceuticals, Inc. Confidentiality, Assignment of Inventions and Non-Competition Agreement. You also agree to be bound by all personnel policies that may be adopted from time to time.

I look forward to having you as part of the team and believe you will play an important role in the growth of the Company.

Sincerely,

ON BEHALF OF AVALON PHARMACEUTICALS, INC.:

/s/ Kenneth C. Carter, Ph.D.	May 2, 2007

Kenneth C. Carter President & CEO	Date

ACCEPTED:

/s/ C. Eric Winzer	May 2, 2007

C. Eric Winzer Date